Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of August 5, 2016 by and between SUNSHINE HEART, INC., a Delaware corporation (the “Company”), and GAMBRO UF SOLUTIONS, INC., a Delaware corporation (“Gambro”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement by and between the parties hereto, dated as of August 5, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”).

WHEREAS:

A.            Upon the terms and subject to the conditions of the Asset Purchase Agreement, the Company has agreed to issue to Gambro (or one or more of its Affiliates as designated by Gambro), and Gambro has agreed to purchase (or cause its Affiliate designee(s) to purchase) 1,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the “Purchased Shares”) in partial consideration for the assets transferred to the Company pursuant to the Asset Purchase Agreement; and

B.            To induce Gambro to enter into the Asset Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Gambro hereby agree as follows:

1.             DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.             “Person” means any person or entity including any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

b.             “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE Amex Equities, the Nasdaq Global Select Market, the NASDAQ Global Market, or either one of the OTCQB or the OTCQX market places of the OTC Markets, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

c.             “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

d.             “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the U.S. Securities and Exchange Commission (the “SEC”).

e.             “Registrable Securities” means the Purchased Shares, the New Securities (as defined in the Asset Purchase Agreement) purchased by or issued to Gambro or any of its Affiliates, and any other shares of capital stock issued or issuable with respect to the Purchased Shares or any such New Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event; provided, however, any New Securities that are issued to Gambro or any of its Affiliates that have been registered with the SEC shall not be included within the definition of Registrable Securities for so long as such registration is effective and such New Securities may be resold thereunder in substantially the same manner as would be permitted pursuant to an effective registration hereunder.

f.             “Registration Statement” means a registration statement of the Company covering only the sale of the Registrable Securities, including the related Prospectus and any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement.

g.             “Underwritten Offering” means a registration in which Registrable Securities are directly or indirectly sold, assigned or otherwise transferred to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

2.             REGISTRATION.

a.             Demand Registration Rights.  At any time prior to the earlier of (1) the later of (A) the date on which the Registrable Securities may be sold under Rule 144 without any volume limitation and (B) the first anniversary of the date hereof, and (2) the fifth anniversary of the date hereof, Gambro or any of its Affiliates then holding any of the Registrable Securities (“Selling Affiliates”) that it wishes to sell shall have the right to request that the Company file a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Securities held by Gambro or such Selling Affiliates, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities it wishes to register (a “Demand Registration”). The Company shall (i) use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 30 days of such request, and (ii) use its reasonable best efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by Gambro or its Selling Affiliates. Gambro and its Selling Affiliates may collectively make a total of two Demand Registration (it being understood that a single Registration Statement covering Registrable Securities held by more than one such entity shall only constitute a single Demand Registration) requests pursuant to this Section 2(a).

b.             Following notice to Gambro in accordance with this Section 2(b), for the shortest period reasonably practicable and in any event for not more than forty-five (45) consecutive calendar days, the Company may (i) delay the filing or effectiveness of a Registration Statement or (ii) prior to the pricing of any offering of Registrable Securities pursuant to a Registration Statement delay such offering (and, if permitted, withdraw any Registration Statement that has been filed), but in each case described in clauses (i) and (ii) only if the Company’s Board of Directors (acting on the advice of legal counsel) determines in its reasonable judgment that proceeding with such an offering would (A) require the Company to disclose material, non-public information regarding any bona fide material financing, acquisition, disposition or other similar transaction involving the Company then under consideration that would not otherwise be required to be disclosed at such time and (B) materially and adversely affect the Company’s ability to complete such bona fide material financing, acquisition, disposition or other similar transaction.  Any period during which the Company has delayed a filing, effectiveness or an offering pursuant to this Section 2(b), but beginning only on the date on which Gambro receives notice thereof in accordance with the immediately following sentence, is herein called a “Suspension Period”.  The Company shall provide prompt written notice to Gambro of the commencement and termination of any Suspension Period (and any withdrawal of a Registration Statement pursuant to this Section 2(b)), but shall disclose the reasons therefor if Gambro requests such information, in which case Gambro shall keep such information confidential unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of Gambro, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by Gambro in violation of this Agreement or (iv) such information (A) was known to Gambro (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of Gambro, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to Gambro from a source other than the Company when such source, to the knowledge of Gambro, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by Gambro or their respective representatives without the use of, or reliance on, information provided by the Company.  In no event (x) may the Company deliver notice of a Suspension Period to the Selling Affiliates more than one (1) time during any 180-day period; and (y) shall a Suspension Period or Suspension Periods be in effect for an aggregate of seventy-five (75) days or more in any twelve (12) month period.

c.             Underwritten Offerings.

(i)            In the event of an Underwritten Offering, Gambro promptly shall select the underwriter(s) as well as counsel for the underwriter(s), provided that the same are reasonably acceptable to the Company.

(ii)           If requested by the managing underwriter(s) for an Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriter(s) for such

Underwritten Offering, in form and substance reasonably satisfactory to the Company, Gambro and the underwriter(s). Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type.  Gambro and any applicable Selling Affiliates shall enter into such underwriting agreement at the request of the Company, which agreement shall contain such reasonable representations and warranties by Gambro and such Selling Affiliates, and such other reasonable terms as are generally prevailing in agreements of that type.

(iii)          In the event of a sale of the Registrable Securities in an Underwritten Offering, the Company shall agree, and it shall cause its executive officers and directors to agree, if requested by the managing underwriter or underwriters in such Underwritten Offering not to effect any sale or distribution (including any offer to sell, contract to sell, short sale or any option to purchase) of any securities that are of the same type as those being registered in connection with such public offering and sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning five days before, and ending 90 days (or such lesser period as may be permitted by the managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such registration (or, if later, the date of the Prospectus), to the extent timely notified in writing by the managing underwriter or underwriters. The Company also agrees to execute an agreement evidencing the restrictions in this Section 2(c)(iii) in customary form, which form is reasonably satisfactory to the Company and the underwriter(s); provided, that such restrictions alternatively may be included in the underwriting agreement.  The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

(iv)          If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities inform(s) Gambro in writing that, in its or their opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such registration shall be reduced to the maximum number recommended by the managing underwriter or underwriter; provided, that Gambro may notify the Company in writing that the Registration Statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. In the event Gambro notifies the Company that such Registration Statement shall be abandoned or withdrawn, Gambro and its Selling Affiliates shall not be deemed to have requested a Demand Registration pursuant to this Section 2.

d.             All Offerings.

(i)            The Registration Statement shall register only the Registrable Securities (or portion thereof requested for inclusion by Gambro and the Selling Affiliates) and no other securities of the Company.

(ii)           Gambro shall furnish all information regarding Gambro (or, as applicable, Gambro’s Selling Affiliates) as is reasonably requested by the Company for inclusion in the Registration Statement.

(iii)          The Company shall, as required by applicable securities regulations, from time to time file with the SEC, a Prospectus, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement.

(iv)          The Company shall use its commercially reasonable efforts to have the Registration Statement or any amendment declared effective by the SEC as soon as practicable.  Subject to Section 3(e), the Company shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the 1933 Act and available for sales of all of the Registrable Securities at all times through the Registration Period.  The Company shall be deemed to have effected a registration for purposes of this Agreement if the Registration Statement is declared effective by the SEC or becomes effective upon filing with the SEC and remains effective until the earlier of (A) the date when all Registrable Securities thereunder have been sold and (B) 60 days from the effective date of the Registration Statement (the “Registration Period”). No registration shall be deemed to have been effective if the conditions to closing specified in the underwriting agreement or dealer manager agreement, if any, entered into in connection with such registration are not satisfied by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement or dealer manager agreement by the Company or any of its Affiliates.  If during the Registration Period, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental authority or the need to update or supplement the Registration Statement, the Registration Period shall be extended on a day-for-day basis. The Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.             RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a.             The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the Prospectus used in connection with such Registration Statement, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, subject to Section 3(e) hereof and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement.  Should the Company file a post-effective amendment to the Registration Statement, the Company will use its commercially reasonable efforts to have such filing declared effective by the SEC within twenty (20) consecutive Business Days as of the date of filing, which such period shall be extended for an additional twenty (20) Business Days if the Company receives a comment letter from the SEC in connection therewith.

b.             The Company shall submit to (i) Gambro for review and comment any disclosure in the Registration Statement and all amendments and supplements thereto (other than any Prospectus that consists only of a copy of a filed Form 10-Q, Form 10-K or a Current Report on Form 8-K) containing information provided by Gambro for inclusion in such document and any descriptions or disclosure regarding Gambro or any of its Affiliates then holding Registrable Securities, the Asset Purchase Agreement, including the transaction contemplated thereby, or this Agreement at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which Gambro reasonably and timely objects and (ii) the underwriter(s), if any, for review and comment any disclosure in the Registration Statement and all amendments and supplements thereto (other than any Prospectus that consists only of a copy of a filed Form 10-Q, Form 10-K or a Current Report on Form 8-K) containing information provided by the underwriter(s) for inclusion in such document and any descriptions or disclosure regarding the underwriter(s) or the underwriting agreement at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which the underwriter(s) reasonably and timely objects.  Upon request of Gambro or the underwriter(s), if any, the Company shall provide to Gambro and the underwriter(s), if any, all disclosure in the Registration Statement and all amendments and supplements thereto (other than any Prospectus that consists only of a copy of a filed Form 10-Q, Form 10-K or Current Report on Form 8-K) at least one (1) Business Day prior to their filing with the SEC, and not file any document in a form to which Gambro or the underwriter(s) reasonably and timely objects, which consent shall not be unreasonably withheld, conditioned or delayed.  Gambro and the underwriter(s), if any, shall use their respective commercially reasonable efforts to comment upon the Registration Statement and any amendments or supplements thereto within two (2) Business Days from the date they receives the final version thereof.  The Company shall furnish to Gambro and the underwriter(s), if any, without charge, any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to the Registration Statement.

c.             Upon request of Gambro or the underwriter(s), if any, the Company shall furnish to Gambro and the underwriter(s), as applicable: (i) promptly after the same is prepared and filed with the SEC, at least one copy of the Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of a Registration Statement, a copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as Gambro or the underwriter(s) may reasonably request) and (iii) such other documents, including copies of any preliminary or final Prospectus, as Gambro or the underwriter(s) may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities by Gambro and its Selling Affiliates or the underwriter(s), if any.

d.             The Company shall use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification is available, the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as Gambro or the underwriter(s), if any, reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.  The Company shall promptly notify Gambro and the underwriter(s), if any, of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

e.             As promptly as practicable after becoming aware of such event or facts, the Company shall notify Gambro and the underwriter(s), if any, in writing if the Company has determined that the Registration Statement or the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a prospectus supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such prospectus supplement or amendment to Gambro and the underwriter(s), if any.  In providing this notice to Gambro and the underwriter(s), if any, the Company shall not include any other information about the facts underlying the Company’s determination and shall not in any way communicate any material nonpublic information about the Company or the Common Stock to Gambro, the underwriter(s), if any, or any of their respective Affiliates.  The Company shall also promptly notify Gambro and the underwriter(s), if any, in writing (i) when a Prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Gambro and the underwriter(s), if any, by facsimile or e-mail on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to any Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate, (iv) if at any time the representations and warranties of the Company (written or oral) contained in any underwriting agreement cease to be true and correct in all material respects, and (v) of receipt by the Company of any notification with respect to the suspensions or the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

f.             The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest practical time and to notify Gambro and the underwriter(s), if any, of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g.             The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities if the Principal Market is an automated quotation system.  The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.

h.             The Company shall cooperate with Gambro, the Selling Affiliates and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any Registration Statement and enable such certificates to be in such denominations or amounts as Gambro, the Selling Affiliates or the underwriter(s), if any, may reasonably request and registered in such names as Gambro, the Selling Affiliates or the underwriter(s) may request.

i.              The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

j.              If reasonably requested by Gambro or the underwriter(s), if any, the Company shall (i) promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as Gambro or the underwriter(s) believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment promptly after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement.

k.             The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary to consummate the disposition of such Registrable Securities.

l.              Within one (1) Business Day after any Registration Statement is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to Gambro and the underwriter(s), if any) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.  Thereafter, if reasonably requested by Gambro or the underwriter(s), if any, at any time, the Company shall require its counsel to deliver to Gambro a written confirmation of whether or not the effectiveness of such Registration Statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the Registration Statement is current and available to Gambro and its Affiliates or the underwriter(s), if any, holding any such Registrable Securities for sale of all of the Registrable Securities.

m.           The Company shall cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the sale of such Registrable Securities.

n.             The Company shall obtain for delivery to and addressed to Gambro, its Selling Affiliates and to the underwriter(s), if any, opinions from the general counsel of the Company, in each case dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, and in each such case in customary form and content.

o.             In the case of an Underwritten Offering, the Company shall obtain for delivery to and addressed to the Company, Gambro, the Selling Affiliates and the managing underwriter(s), if any, a cold comfort letter from the Company’s independent registered public accounting firm in customary form and content for the type of Underwritten Offering, dated the date of execution of the underwriting agreement and brought down to the closing.

p.             In the case of an Underwritten Offering, the Company shall cause its senior executive officers to participate at reasonable times and for reasonable periods in the customary “road show” presentations that may be reasonably requested by the managing underwriter(s), if any, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, except to the extent that such participation materially interferes with the management of the Company’s business; provided, that the effectiveness period for any Demand Registration shall be increased on a day-for-day basis by the period of time that management cannot participate.

q.             The Company agrees to take all other reasonable actions as necessary and requested by Gambro and the underwriter(s), if any, to expedite and facilitate disposition by Gambro, the Selling Affiliates and the underwriter(s), if any, of Registrable Securities pursuant to any Registration Statement.

4.             OBLIGATIONS OF GAMBRO.

a.             Gambro has furnished to the Company in Exhibit B hereto such information regarding itself (and any Affiliates holding any such Registrable Securities), the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it or its applicable Affiliates as required to effect the registration of such Registrable Securities (assuming such sale and offer of Registrable Securities is not an Underwritten Offering) and shall execute such documents in connection with such registration as the Company may reasonably request.  The Company shall notify Gambro in writing of any other information the Company reasonably requires from Gambro or its applicable Affiliates in connection with any Registration Statement hereunder.  Gambro will as promptly as practicable notify the Company of any material change in the information set forth in Exhibit B, other than changes in its ownership of the Common Stock.

b.             Gambro and its Selling Affiliates agree to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any amendments and supplements to any Registration Statement hereunder.

c.             Gambro agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or any notice of the kind described in the first sentence of Section 3(e), Gambro will immediately discontinue (and will cause its Affiliates holding any Registrable Securities to immediately discontinue) disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until Gambro’s receipt (which may be accomplished through electronic delivery) of the copies of the filed supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of Section 3(e).  In addition, upon receipt of any notice from the Company of the kind described in the first sentence of Section 3(e), Gambro will immediately discontinue (and will cause its Affiliates holding any Registrable Securities to immediately discontinue) purchases or sales of any securities of the Company unless such purchases or sales are in compliance with applicable U.S. securities laws.

5.             EXPENSES OF REGISTRATION.

All Registration Expenses of the Company, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3 shall be paid by the Company.  For purposes hereof, “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including all (a) registration, qualification and filing fees, (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications within the United States of any Registrable Securities being registered), (c) printing expenses, messenger, telephone and delivery expenses, (d) internal expenses of the Company (including all salaries and expenses of employees of members of the Company performing legal or accounting duties), (e) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by the Company’s independent certified public accountants of comfort letters customarily requested by underwriters) and (f) fees and expenses of listing any Registrable Securities on any securities exchange on which the shares of Common Stock are then listed and Financial Industry Regulatory Authority registration and filing fees.

6.             INDEMNIFICATION.

a.             To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend Gambro, its Affiliates, each Person, if any, who controls Gambro or any of its Affiliates, the members, the directors, officers, partners, employees, agents, representatives of Gambro and its Affiliates, and each Person, if any, who controls Gambro or any of its Affiliates within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement (with the consent of the Company, such consent not to be unreasonably withheld) or reasonable expenses (collectively, “Claims”) reasonably incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”).  The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (A) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company; (B) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any other Indemnified Person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and Gambro was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation; (C) shall not be available to the extent such Claim is based on a failure of Gambro to deliver or to cause to be delivered the Prospectus made available by the Company, if such Prospectus was theretofore made available by the Company pursuant to Section 3(c) or Section 3(e); and (D) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Such indemnity shall remain in full force and effect and shall survive the transfer of the Registrable Securities by Gambro or any of its Affiliates pursuant to Section 10.

b.             In connection with the Registration Statement, Gambro agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about Gambro or any of its Affiliates set forth on Exhibit B attached hereto or updated from time to time in writing by Gambro and furnished to the Company by Gambro expressly for use in in the Registration Statement or from the failure of Gambro to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); and, subject to Section 6(d), Gambro will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Gambro, which consent shall not be unreasonably withheld; provided, further, however, that Gambro shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to Gambro or its Affiliates as a result of the sale of Registrable Securities pursuant to such registration statement.  Such indemnity shall remain in full force and effect and shall survive the transfer of the Registrable Securities by Gambro or any of its Affiliates pursuant to Section 10.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no case shall the Company or any of its Affiliates be deemed to be Affiliates of Gambro or any of its Affiliates for purposes of this Agreement.

c.             Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be, and upon such notice, the indemnifying party shall not be liable to the Indemnified Person or Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Person or Party in connection with the defense thereof; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding.  The Indemnified Party or Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim.  The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d.             The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

e.             The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.             CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.             REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

With a view to making available to Gambro and its Affiliates the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit Gambro or any of its Affiliates to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees, at the Company’s sole expense, to:

a.             make and keep public information available, as those terms are understood and defined in Rule 144;

b.             file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents as required to satisfy the current public information requirements of Rule 144;

c.             furnish to Gambro so long as Gambro or any of its Affiliates owns Registrable Securities, as promptly as practicable at Gambro’s request, (i) a written statement by the Company that it has complied in all material respects with the requirements of Rule 144(c)(1)(i) and (ii), and (ii) such other information, if any, as may be reasonably requested to permit Gambro and its Affiliates to sell such securities pursuant to Rule 144 without registration; and

d.             take such additional action as is requested by Gambro to enable Gambro and its Affiliates to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be reasonably requested from time to time by Gambro and otherwise fully cooperate with Gambro and Gambro’s (or its applicable Affiliate’s) broker to effect such sale of securities pursuant to Rule 144.

The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Gambro and its Affiliates shall, whether or not it is pursuing any remedies at law, be entitled to seek, at its sole cost and expense, equitable relief in the form of a preliminary or permanent injunctions, upon any breach or threatened breach of any such terms or provisions.

9.             TERM OF AGREEMENT.

This Agreement shall terminate upon the earlier of (a) the later of (i) the date on which the Registrable Securities may be sold under Rule 144 without any volume limitation and (ii) the first anniversary of the date hereof, and (b) the fifth anniversary of the date hereof, Gambro or any of its Affiliates then holding any of the Registrable Securities; provided, that the provisions of Sections 5, 6, 8 (which shall continue for so long as the Registrable Securities are held by Gambro or any of its Affiliates), 9, 12 and the last sentence of Section 3(g) shall survive any such termination

10.          ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Gambro.  Gambro may not assign its rights under this Agreement without the written consent of the Company, provided that Gambro may assign any or all of its rights under this Agreement to any Affiliate of Gambro without the Company’s consent.

11.          AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Gambro.

12.          MISCELLANEOUS.

a.             Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Telephone:       (952) 345-4201

Facsimile:         (952) 224-0181

Attention:         Chief Executive Officer and Chairman

With a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

Columbia Plaza

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007-3800

Attention:         Phillip D. Torrence

Telephone:       (269) 337-7702

Facsimile:         (269) 337-7703

Attention:         Phillip D. Torrence

If to Gambro:

Gambro UF Solutions, Inc.

c/o Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Telephone: 224-948-2400

Facsimile:  224-948-2450

Attention: Global Franchise Head, Acute

With a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

311 S. Wacker Drive, Suite 4300

Chicago, IL 60606

Telephone:       312-212-6500

Facsimile:         312-212-6501

Attention:         Roger D. Rhoten

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.  Any party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless it actually is received by the party for whom it is intended.

b.             No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

c.             The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d.             This Agreement, the Asset Purchase Agreement and the other documents entered into as referenced therein constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Agreement, the Asset Purchase Agreement and the other documents entered into as referenced therein supersede all other prior oral or written agreements between Gambro, the Company, their Affiliates and persons acting on their behalf with respect to the subject matter hereof and thereof.

e.             Subject to the requirements of Section 10, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

f.             The headings in this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

g.             This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction of a) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

h.             Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.              The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j.              This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:

SUNSHINE HEART, INC.

By:	/s/ JOHN ERB
Name: John Erb
Title: CEO

GAMBRO:

GAMBRO UF SOLUTIONS, INC.

By:	/s/ W. RICHARD MARRITT
Name: W. Richard Marritt
Title: Global Franchise Head

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

, 20

[Transfer Agent]

[Address]

[Address]

Attn: [Contact]

Re: SUNSHINE HEART, INC.

Ladies and Gentlemen:

We refer to that certain Asset Purchase Agreement, dated as of August 5, 2016 (the “Asset Purchase Agreement”), entered into by and between SUNSHINE HEART, INC., a Delaware corporation (the “Company”) and GAMBRO UF SOLUTIONS, INC. (“Gambro”) pursuant to which the Company has issued to [Gambro // Gambro and certain of its Affiliates // certain Affiliates of Gambro] 1,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms of the Asset Purchase Agreement.  The Company has registered with the U.S. Securities and Exchange Commission (the “SEC”) the sale by [Gambro // Gambro and certain of its Affiliates // certain Affiliates of Gambro] of up to [1,000,000] shares of Common Stock (the “Purchased Shares.”).

The Company has filed a Registration Statement (File No. 333-            ) (the “Registration Statement”) with the SEC relating to the sale by [Gambro // Gambro and certain of its Affiliates // certain Affiliates of Gambro] of the Purchased Shares.  Accordingly, we advise you that (i) the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at         P.M. on              , 20   and (ii) the Company has no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and (iii) the Purchased Shares are available for sale under the 1933 Act pursuant to the Registration Statement and may be issued without any restrictive legend.

Very truly yours,

SUNSHINE HEART, INC.

By:

CC: Gambro UF Solutions, Inc.

EXHIBIT B

Information About Gambro Furnished To The Company By Gambro

Expressly For Use In Connection With The Registration Statement and Prospectus in a Non-Underwritten Offering

Plan of Distribution

The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•      ordinary brokers’ transactions;

•      transactions involving cross or block trades;

•      through brokers, dealers, or underwriters who may act solely as agents;

•      “at the market” into an existing market for the common stock;

•      in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•      in privately negotiated transactions; or

•      any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.  In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  Gambro has informed us that each such broker-dealer will receive commissions from Gambro or its affiliates which will not exceed customary brokerage commissions.

We have advised Gambro that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities

Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Gambro or its affiliates pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Gambro or its affiliates.